Exhibit 99.1

Employers Holdings Announces Planned Retirement of CFO
-National Search for Successor to be Initiated-
RENO, NV, April 8, 2014 - Employers Holdings, Inc. (NYSE:EIG), America's small business insurance specialist®, today announced that William E. (Ric) Yocke, Executive Vice President and Chief Financial Officer, informed the company of his decision to retire as of June 30, 2015. The company will initiate a national search for Mr. Yocke’s successor and during the search process Mr. Yocke will continue to serve as Chief Financial Officer and Treasurer.
“Ric has been an important member of my executive team during a transformational time for the company,” said Douglas D. Dirks, President and Chief Executive Officer. “The Board of Directors congratulates him on his outstanding career. We will soon initiate a national search to find Ric’s successor, and Ric’s decision to announce his retirement plans at this time gives us ample opportunity to conduct that search in a careful and thoughtful manner.”
“I have very much enjoyed my time at EMPLOYERS,” said Mr. Yocke. “However, at this time I am making plans to spend more time with my family, traveling and pursuing some long envisioned interests. I am giving this much notice because I have made my personal decision and I want the company to have sufficient time to search for my successor. EMPLOYERS is in an excellent financial position and I don’t want my planned retirement to negatively impact its continued success.”
Mr. Yocke has worked in the insurance industry for more than 35 years, and joined EMPLOYERS in June 2005.
About Employers Holdings, Inc.
Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.
Copyright © 2014 EMPLOYERS. All rights reserved.
Employers Holdings, Inc.
Media:
Ty Vukelich, 775-327-2677
Vice President, Corporate Marketing
tvukelich@employers.com
or
Analysts:
Vicki Erickson Mills, 775-327-2794
Vice President, Investor Relations
vericksonmills@employers.com